EXHIBIT 99.1

American River Bankshares Reports First Quarter 2018 Results

SACRAMENTO, Calif., April 19, 2018 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.4 million, or $0.22 per diluted share for the first quarter of 2018 compared to $1.2 million, or $0.18 per diluted share for the first quarter of 2017.

“An increase in core deposits, targeted asset deployment, and strategic recruitment in the first quarter are key elements of our efforts to align the Company for future growth,” said David E. Ritchie, Jr., President and Chief Executive Officer. “We are well-positioned to further develop our high-performing team and execute our business development strategies.”

Financial Highlights

  Core deposits increased $44.0 million (9.2%) and net loans decreased $9.6 million (3.1%) during the first quarter of 2018.  Core deposits increased $51.6 million (11.0%) from March 31, 2017 to March 31, 2018.  Net loans decreased $14.9 million (4.7%) from March 31, 2017 to March 31, 2018.
  The net interest margin for the first quarter 2018 was 3.29%, compared to 3.39% for the fourth quarter of 2017 and 3.44% for the first quarter of 2017.  Net interest income was $4.7 million in the first quarter of 2018, a decrease of $74,000 (1.5%) from $4.8 million recorded in the first quarter of 2017.
  The allowance for loan and lease losses was $4.5 million (1.48% of total loans and leases) at March 31, 2018, compared to $4.5 million (1.43% of total loans and leases) at December 31, 2017 and $4.8 million (1.52% of total loans and leases) at March 31, 2017.  Nonperforming loans were $1.9 million at March 31, 2018 compared to $1.9 million at December 31, 2017 and $17,000 at March 31, 2017.
  Shareholders’ equity was $72.1 million at March 31, 2018 compared to $76.9 million at December 31, 2017.  Tangible book value per share was $9.48 at March 31, 2018 compared to $9.88 per share at December 31, 2017.  Book value per share was $12.26 per share at March 31, 2018 compared to $12.54 per share at December 31, 2017.
  The 2018 Stock Repurchase Program resulted in the Company repurchasing 264,178 shares of its common stock at an average price of $15.47 per share.  The Company continued the quarterly cash dividend program by paying a $0.05 per share cash dividend on February 14, 2018.
  The Company continues to maintain strong capital ratios.  At March 31, 2018 the Leverage ratio was 8.7% compared to 9.5% at December 31, 2017; the Tier 1 Risk-Based Capital ratio was 17.0% compared to 18.1% at December 31, 2017; and the Total Risk-Based Capital ratio was 18.3% compared to 19.3% at December 31, 2017.

Northern California Economic Update, March 31, 2018

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data continued to be positive in the markets we serve.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 11.6% to 10.8%, retail vacancy decreased from 10.3% to 9.1%, and industrial vacancy decreased from 8.1% to 5.9%.  In Sonoma County, for the same period (fourth quarter 2017 compared to fourth quarter 2016), commercial real estate vacancies also continued to improve.  Office vacancy decreased from 14.7% to 12.5%, retail vacancy remained flat at 3.8%, and industrial vacancy decreased from 5.8% to 4.6%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past three years, with the exception of first quarter 2016 (retail and office).  Sonoma County and the City of Santa Rosa has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data is not available).

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the fourth quarter 2017 with lease rates ranging from the following: office: $1.71/SF to $1.83/SF; retail: $1.33/SF to $1.36/SF and industrial: $0.46/SF to $0.50/SF.  At March 31, 2018, lease rates per square foot were $1.83 for office, $1.34 for retail, and $0.50 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates in fourth quarter 2015 averaged $1.75/SF and industrial rates averaged $0.80/SF.  The office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property and industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.  There was no retail rental rate data available for Santa Rosa for this time period.  Lease rate data for office and industrial for year-end 2017 has not yet been made available.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy over the last two years.  The highest occupancy rate within this time range was in second quarter 2016 at 97.9%, and the lowest was fourth quarter 2017 at 96.4%.  Monthly lease rates during this period ranged from $1,157 in first quarter 2016 to $1,359 in fourth quarter 2017.

The trailing 12-month cap rate during the past two years ranged with minor fluctuation from 5.58% in first quarter 2016 to 6.10% in third quarter 2017.   As of fourth quarter 2017, the rate was 5.6%.   The median sales price in fourth quarter 2017 was $106,571 per unit.  Colliers has also reported building permit issuance at 1,316 units as of third quarter 2017, with 788 added in the fourth quarter.  Similar data for the Sonoma and Amador markets are currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and to 4.7% as of December 2016.  As of December 2017, unemployment dropped further to 4.1% and as of February 2018 remains at 4.1%.  California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.3% at December 31, 2016.  As of December 2017, the rate decreased further to 4.5%, and as of February 2018, the rate is 4.3%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, and 18.2 million at the end of 2016.  The State added another 353,000 jobs in 2017 bringing the total employed to 18.5 million at December 31, 2017.

At December 31, 2015, all three of our markets reported lower unemployment rates than at year end 2014.   Unemployment rates at the time were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.8% in the Sacramento MSA and 3.7% to 2.8% in the Santa Rosa-Petaluma MSA.  However, as of month-end February 2018 the rate for Sacramento and Santa Rosa-Petaluma MSAs increased to 4.3% and 3.0% respectively.

Over the same period, Amador County has been higher than the State every quarter with the exception of September 30, 2015 and December 31, 2017.  Amador County had shown improvement from 7.4% at December 31, 2014 to 6.2% at December 31, 2015, and 5.9% at December 31, 2016.  As of December 2017, the rate decreased to 4.2%, however increased in February 2018 to 4.7%.

Job growth was positive in all of our markets in the past two years.  Compared to December 2014, job growth was 2.46%, 1.69% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA, and Amador County, respectively, at December 31, 2015.  Comparing December 2015 to December 2016, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.  Comparing December 2016 to December 2017, job growth was 2.66% for the Sacramento MSA, 2.41% in the Santa Rosa-Petaluma MSA and 2.80% in Amador County.

Balance Sheet Review

American River Bankshares’ assets totaled $695.1 million at March 31, 2018, compared to $655.6 million at December 31, 2017, and $659.3 million at March 31, 2017.

Net loans totaled $299.1 million at March 31, 2018, down from $308.7 million at December 31, 2017 and from $314.0 million at March 31, 2017.  The loan portfolio at March 31, 2018 included: real estate loans of $280.2 million (92% of the portfolio), commercial loans of $20.7 million (7% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $2.8 million (1% of the portfolio).  The real estate loan portfolio at March 31, 2018 includes: owner-occupied commercial real estate loans of $68.8 million (25% of the real estate portfolio), investor commercial real estate loans of $113.3 million (40% of the real estate portfolio), multi-family real estate loans of $76.3 million (27% of the real estate portfolio), construction and land development loans of $6.3 million (2% of the real estate portfolio) and residential real estate loans of $15.5 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned.  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  NPAs decreased to $2.8 million at March 31, 2018 from $2.9 million at December 31, 2017 and increased from $1.4 million at March 31, 2017.  The NPAs to total assets ratio decreased to 0.41% at the end of March 2018 from 0.44% at December 31, 2017 and increased from 0.21% one year ago.

At March 31, 2018 and at December 31, 2017, the Company had one OREO property totaling $961,000. This compares to two OREO properties totaling $1.3 million at March 31, 2017.  During the first quarter of 2018, the Company did not add, sell, or modify the value of any OREO properties. At March 31, 2018, December 31, 2017, and March 31, 2017 there was not a valuation allowance for OREO properties.

Loans measured for impairment were $12.5 million at the end of March 2018, a decrease from $13.8 million at December 31, 2017, and $17.2 million a year ago.  Specific reserves of $524,000 were held on the impaired loans at March 31, 2018, compared to $355,000 at December 31, 2017 and $533,000 at March 31, 2017.  There was no provision for loan and lease losses added for the first quarters of 2018 and 2017.  There was a provision for loan and lease losses of $150,000 in the fourth quarter of 2017. The Company had net recoveries of $10,000 in the first quarter of 2018 compared to net recoveries of $11,000 in the first quarter of 2017.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.  During 2013, the Company participated in a shared national credit to a large retailer.  The Company’s initial loan balance of $3.0 million was paid down to $2.7 million, as agreed until the third quarter of 2017 when this retailer filed for bankruptcy reorganization and the loan was placed on nonaccrual status.  The Company has performed an impairment analysis, which resulted in reducing the loan balance to $1.6 million as of March 31, 2018, through charge offs totaling $1.1 million to the allowance for loan and lease losses (“ALLL”).  The loan also carries a $200,000 specific reserve reducing the Company’s exposure to $1.4 million.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the ALLL at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $288.8 million at March 31, 2018, up 9.9% from $262.7 million at December 31, 2017 and up 9.6% from $263.6 million at March 31, 2017.  At March 31, 2018, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 8% obligations of states and political subdivisions, 2% corporate bonds, and 1% U.S. Treasuries.

At March 31, 2018, total deposits were $600.2 million, compared to $556.1 million at December 31, 2017 and $551.0 million one year ago.  Core deposits increased 11.0% to $520.4 million at March 31, 2018 from $468.8 million at March 31, 2017 and increased 9.2% from $476.4 million at December 31, 2017.  The Company considers all deposits except time deposits as core deposits.

At March 31, 2018, noninterest-bearing demand deposits accounted for 35% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 28% and time certificates were 13% of total deposits.  At March 31, 2017, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.

Shareholders’ equity decreased $4.8 million (6.3%) to $72.1 million at March 31, 2018 compared to $76.9 million at December 31, 2017.  The decrease in equity from December 31, 2017 was due to a decrease in common stock of $4.0 million primarily related to repurchases made under the 2018 Stock Repurchase Program and a $1.9 million decrease in accumulated other comprehensive income related to an decrease in the unrealized gain on securities, partially offset by an increase in Retained Earnings of $1.0 million due to the net income for the quarter less cash dividends declared.

Net Interest Income

The net interest income during the first quarter 2018 was $4.7 million (a decrease of 1.5%) compared to $4.8 million in the first quarter of 2017 and the net interest margin as a percentage of average earning assets was 3.29% in the first quarter of 2018, compared to 3.39% in the fourth quarter of 2017 and 3.44% in the first quarter of 2017.  Interest income for the first quarter of 2018 remained consistent at $5.1 million (an increase of 0.3%) compared to the first quarter of 2017 and interest expense for the first quarter of 2018 was $329,000 (an increase of 36.0%) compared to $242,000 for the first quarter of 2017.

The average tax equivalent yield on earning assets decreased from 3.61% in the first quarter of 2017 to 3.51% for the first quarter of 2018.  Much of the decrease in yields from the first quarter of 2017 to the first quarter of 2018 can be attributed to a decrease in loans.  When compared to the first quarter of 2017, average loan balances decreased $12.8 million (4.0%) from $320.1 million to $307.3 million for the first quarter of 2018.

The average balance of earning assets increased 2.2% from $579.2 million in the first quarter of 2017 to $591.9 million in the first quarter of 2018.

Average deposits increased $40.5 million (7.4%) from $545.9 million during the first quarter of 2017 to $586.4 million during the first quarter of 2018.  Average borrowings remained consistent at $15.5 million during the first quarters of 2017 and 2018.

Noninterest Income and Expense

Noninterest income for the first quarter of 2018 decreased $47,000 (11.2%) to $372,000, compared to $419,000 in the first quarter of 2017.  The decrease in noninterest income was predominately related to a decrease in income from the gain on sale of securities from $56,000 in 2017 to $1,000 in 2018.

Noninterest expense decreased $80,000 (2.3%), remaining consistent at $3.4 million for the first quarter of 2017 and 2018.  The decrease is primarily due to a decrease in other expenses of $81,000.  Other expense includes costs such as insurance, director expenses, technology and telephone expenses, and bank charges.  Also included was an increase in salaries and employee benefits of $36,000 offset by a decrease in OREO related expenses of $15,000 and a decrease in Occupancy and in Furniture and Equipment expenses totaling $20,000.

The fully taxable equivalent efficiency ratio for the first quarter of 2018 increased to 64.8% from 64.4% for the first quarter of 2017.

Provision for Income Taxes

Federal and state income taxes decreased $210,000 (34.1%) from $616,000 in the first quarter of 2017 to $406,000 in the first quarter of 2018.  The lower provision for taxes in 2018 compared to 2017 primarily resulted from the lower federal tax rate effective January 1, 2018 of 21% compared to 34% in prior year.  Income before taxes also decreased $41,000 from the first quarter of 2017 to the first quarter of 2018.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 19, 2018 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David E. Ritchie, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 6572541#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and a 34% effective tax rate for 2017 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Adjustments made to reflect certain expenses

During the fourth quarter of 2017, the Company recorded expenses related to a change in leadership as well as higher than historical income tax expense resulting from the Tax Cuts and Jobs Act that was signed into law on December 31, 2017.  Management believes that presenting the net income and earnings per share adjusted for these items provides investors with useful information in understanding the financial performance on a comparative basis.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31	December 31	March 31
ASSETS	2018	2017	2017
Cash and due from banks	$22,023	$38,467	$35,915
Federal funds sold	38,000	0	0
Interest-bearing deposits in banks	1,746	1,746	1,248
Investment securities	288,766	262,700	263,562
Loans & leases:
Real estate	280,199	285,153	285,146
Commercial	20,747	25,377	29,828
Other	2,794	2,863	4,077
Deferred loan and lease origination fees, net	(186)	(202)	(249)
Allowance for loan and lease losses	(4,488)	(4,478)	(4,833)
Loans and leases, net	299,066	308,713	313,969
Bank premises and equipment, net	1,123	1,158	1,342
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,779
Other real estate owned, net	961	961	1,348
Accrued interest receivable and other assets	23,209	21,624	21,767
	$695,147	$655,622	$659,251

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$212,685	$215,528	$200,417
Interest checking	71,794	64,709	66,646
Money market	164,457	130,032	138,460
Savings	71,504	66,130	63,314
Time deposits	79,747	79,681	82,125
Total deposits	600,187	556,080	550,962
Short-term borrowings	3,500	3,500	3,500
Long-term borrowings	12,000	12,000	12,000
Accrued interest and other liabilities	7,362	7,121	9,681
Total liabilities	623,049	578,701	576,143

SHAREHOLDERS' EQUITY
Common stock	30,501	34,463	40,641
Retained earnings	43,826	42,779	41,674
Accumulated other comprehensive (loss) income	(2,229)	(321)	793
Total shareholders' equity	72,098	76,921	83,108
	$695,147	$655,622	$659,251

Ratios:
Nonperforming loans and leases to total loans and leases	0.61%	0.60%	0.01%
Net (recoveries) chargeoffs to average loans and leases (YTD annualized)	-0.01%	0.25%	-0.01%
Allowance for loan and lease losses to total loans and leases	1.48%	1.43%	1.52%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.62%	9.32%	10.43%
Common Equity Tier 1 Risk-Based Capital	16.84%	17.71%	18.81%
Tier 1 Risk-Based Capital Ratio	16.84%	17.71%	18.81%
Total Risk-Based Capital Ratio	18.09%	18.96%	20.06%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.67%	9.45%	10.38%
Tier 1 Risk-Based Capital Ratio	17.01%	18.08%	18.91%
Total Risk-Based Capital Ratio	18.26%	19.34%	20.16%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2018	2017	Change
Interest income	$5,066	$5,053	0.3%
Interest expense	329	242	36.0%
Net interest income	4,737	4,811	(1.5)%
Provision for loan and lease losses	-	-	-%
Noninterest income:
Service charges on deposit accounts	117	117	-%
Gain on sale of securities	1	56	(98.2)%
Rental income from other real estate owned	-	-	-%
Other noninterest income	254	246	3.3%
Total noninterest income	372	419	(11.2)%
Noninterest expense:
Salaries and employee benefits	2,206	2,170	1.7%
Occupancy	262	269	(2.6)%
Furniture and equipment	138	151	(8.6)%
Federal Deposit Insurance Corporation assessments	53	53	-%
Expenses related to other real estate owned	5	20	(75.0)%
Other expense	686	767	(10.6)%
Total noninterest expense	3,350	3,430	(2.3)%
Income before provision for income taxes	1,759	1,800	(2.3)%
Provision for income taxes	406	616	(34.1)%
Net income	$1,353	$1,184	14.3%

Basic earnings per share	$0.23	$0.18	27.8%
Diluted earnings per share	$0.22	$0.18	22.2%

Net interest margin as a percentage of
average earning assets	3.29%	3.44%

Average diluted shares outstanding	6,032,787	6,640,592

Operating Ratios:
Return on average assets	0.80%	0.74%
Return on average equity	7.39%	5.74%
Return on average tangible equity	9.47%	7.13%
Efficiency ratio (fully taxable equivalent)	64.81%	64.38%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2017	2017	2017	2017
Interest income	$5,066	$5,158	$5,082	$5,121	$5,053
Interest expense	329	288	279	252	242
Net interest income	4,737	4,870	4,803	4,869	4,811
Provision for loan and lease losses	-	150	300	-	-
Noninterest income:
Service charges on deposit accounts	117	117	117	114	117
Gain on sale of securities	1	-	19	86	56
Income from other real estate owned	-	-	-	-	-
Other noninterest income	254	244	241	239	246
Total noninterest income	372	361	377	439	419
Noninterest expense:
Salaries and employee benefits	2,206	2,584	2,102	2,064	2,170
Occupancy	262	260	262	262	269
Furniture and equipment	138	147	141	147	151
Federal Deposit Insurance Corporation assessments	53	50	51	52	53
Expenses related to other real estate owned	5	8	4	12	20
Other expense	686	890	752	831	767
Total noninterest expense	3,350	3,939	3,312	3,368	3,430
Income before provision for income taxes	1,759	1,142	1,568	1,940	1,800
Provision for income taxes	406	1,534	459	643	616
Net (loss) income	$1,353	$(392)	$1,109	$1,297	$1,184

Basic (loss) earnings per share	$0.23	$-0.06	$0.18	$0.20	$0.18
Diluted (loss) earnings per share	$0.22	$-0.06	$0.17	$0.20	$0.18

Net interest margin as a percentage of
average earning assets	3.29%	3.39%	3.32%	3.41%	3.44%

Average diluted shares outstanding	6,032,787	6,253,475	6,366,032	6,428,022	6,640,592
Shares outstanding-end of period	5,882,214	6,132,362	6,392,570	6,357,767	6,545,959

Operating Ratios (annualized):
Return on average assets	0.80%	-0.24%	0.68%	0.80%	0.74%
Return on average equity	7.39%	-1.95%	5.37%	6.35%	5.74%
Return on average tangible equity	9.47%	-2.45%	6.71%	7.94%	7.13%
Efficiency ratio (fully taxable equivalent)	64.81%	73.99%	62.75%	62.27%	64.38%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of adjusted net income and diluted earnings per share excluding the impact of the
Tax Act and expenses related to the leadership change for each of the dates indicated:

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2017	2017	2017	2017
Reported net income (loss)	$1,353	$(392)	$1,109	$1,297	$1,184
Impact of Tax Act	-	1,220	-	-	-
Expense related to leadership change	-	676	-	-	-
Tax effect on leadership expenses	-	304
Adjusted net income	$1,353	$1,200	$1,109	$1,297	$1,184

Reported diluted earnings (loss) per share	$0.22	$-0.06	$0.17	$0.2	$0.18
Adjusted diluted earnings per share	$0.22	$0.19	$0.17	$0.2	$0.18

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$293,307	$3,328	4.60%	$305,625	$3,430	4.55%
Tax-exempt loans and leases	13,959	153	4.45%	14,488	176	4.93%
Taxable investment securities	245,476	1,385	2.29%	235,213	1,323	2.28%
Tax-exempt investment securities	23,573	197	3.39%	22,725	210	3.75%
Corporate stock	60	7	47.31%	63	10	64.37%
Federal funds	13,733	50	1.48%	-	-	-
Interest-bearing deposits in banks	1,746	6	1.39%	1,118	2	0.73%
Total earning assets	591,854	5,126	3.51%	579,232	5,151	3.61%
Cash & due from banks	56,973			39,314
Other assets	39,051			39,047
Allowance for loan & lease losses	(4,486)			(4,828)
	$683,392			$652,765

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$219,499	$57	0.11%	$196,397	$34	0.07%
Savings	69,612	6	0.03%	63,265	5	0.03%
Time deposits	79,693	212	1.08%	82,302	155	0.76%
Other borrowings	15,500	54	1.41%	15,500	48	1.26%
Total interest bearing liabilities	384,304	329	0.35%	357,464	242	0.27%
Noninterest bearing demand deposits	217,583			203,947
Other liabilities	7,259			7,719
Total liabilities	609,146			569,130
Shareholders' equity	74,246			83,635
	$683,392			$652,765
Net interest income & margin		$4,797	3.29%		$4,909	3.44%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing & Community Engagement
American River Bankshares
916-231-6717